 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized. GOLDEN HOLE, INC. (REGISTRANT) /s/ Gregory Martini BY: ---------------- GREGORY MARTINI, ITS PRESIDENT DATED: 23RD DAY OF OCTOBER, 2001